Exhibit 99.1

Astra Announces Multi-Launch Contract with Planet

Expanding payload capacity to 500 kg

ALAMEDA, Calif. — May 19. Astra, the fastest privately funded company in history to reach space, named Planet, the leading provider of global, daily satellite imagery and geospatial solutions, as a holder of a multi-launch contract, with plans to begin launching in the near future.

Astra also shared plans to launch payloads up to 500kg to a 500 km, mid-inclination (50 degree) orbit. This capability expands the services Astra can deliver for mega constellations, small satellite companies, and government agencies.

“Our business requires us to be able to reach space frequently, affordably, and reliably,” said Will Marshall, Co-founder and CEO of Planet. “Astra is positioned to help us rapidly put up satellites to deliver ever more relevant data to our customers.”

“Astra was founded with the vision to create a healthier and more connected planet, and we couldn’t be more excited to start this journey with Planet whose mission and values are so closely aligned with our own.” said Chris Kemp, Founder, Chairman, and CEO of Astra.

This contract comes at a pivotal moment for the global economy, as demand increases for space infrastructure services. The World Economic Forum estimates that the industry is currently worth $360 billion, and will triple to over $1 trillion by 2040. Astra will enable companies in both the private and public sectors to capture this growth potential.

About Astra

Astra was founded in October 2016 with the mission of launching a new generation of space services to improve life on Earth.

Astra and Holicity Inc. (Nasdaq: HOL), a publicly-traded special purpose acquisition company, announced a proposed business combination in the first quarter of 2021. The transaction is expected to be completed in the second quarter of 2021.

Media Contact:

Kati Dahm

kati@astra.com